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Investor Contact: Thom Mocarsky
Arbitron Inc.
410-312-8239
thom.mocarsky@arbitron.com

Press Contact: Kim Myers
Arbitron Inc.
410-312-8500
kim.myers@arbitron.com

FOR IMMEDIATE RELEASE

Media Rating Council grants accreditation to four additional
Arbitron Portable People Meter markets
18 PPM markets now display the MRC double checkmark logo

COLUMBIA, MD; February 5, 2013 – Arbitron Inc. (NYSE: ARB) today announced that the Media Rating Council® Inc. (MRC) has accredited the radio average-quarter-hour monthly ratings data produced by the Portable People MeterTM (PPM®) ratings service in four additional markets: Chicago, San Francisco, San Diego and Charlotte-Gastonia-Rock Hill.

The MRC has also voted to continue accreditation in fourteen markets–Atlanta, Baltimore, Cincinnati, Houston, Kansas City, Los Angeles, Milwaukee-Racine, Minneapolis-St. Paul, Philadelphia, Phoenix, Riverside-San Bernardino, San Antonio, St. Louis, and Tampa-St. Petersburg-Clearwater.

In total, 18 markets now display the MRC double checkmark logo for the radio average-quarter-hour monthly ratings data produced by the Portable People Meter radio ratings service.

The MRC voted to not grant accreditation at this time in the remaining 30 PPM markets, and therefore PPM data in those markets continue to be unaccredited.

“MRC accreditation for our PPM markets is an important priority for Arbitron, and we are pleased the MRC continues to recognize the progress we are making,” said Gregg Lindner, executive vice president, Service Innovation and Chief Research Officer, Arbitron Inc. “Continuous improvement in our PPM, diary and other information services is our objective, and we remain focused on our efforts to maintain the MRC double checkmarks in our currently accredited PPM markets and to achieve service-wide accreditation for all PPM markets.”

About Arbitron
Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving the media–radio, television, cable and out-of-home; the mobile industry as well as advertising agencies and advertisers around the world. Arbitron’s businesses include: measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of U.S. consumers; providing mobile audience measurement and analytics in the United States, Europe, Asia and Australia, and developing application software used for analyzing media audience and marketing information data. The Company has developed the Portable People Meter (PPM) and the PPM 360™, new technologies for media and marketing research.

About the Media Rating Council
The Media Rating Council is a non-profit industry association, established in 1964, composed of leading television, radio, print and internet companies, as well as advertisers, advertising agencies and trade associations whose goal is to ensure measurement services that are valid, reliable and effective. Measurement services desiring MRC accreditation are required to disclose to their customers all methodological aspects of their service; comply with the MRC Minimum Standards for Media Rating Research; and submit to MRC-designed audits to authenticate and illuminate their procedures. In addition, the MRC membership actively pursues research issues they consider priorities in an effort to improve the quality of research in the marketplace. Currently approximately 70 research products are audited by the MRC. Additional information about MRC can be found at http://www.mediaratingcouncil.org/.

Portable People Meter™, PPM® and PPM 360™ are marks of Arbitron Inc.

Media Rating Council® and the “double checkmark” logo design are registered marks of the Media Rating Council.

PPM ratings are based on audience estimates and are the opinion of Arbitron and should not be relied on for precise accuracy or precise representativeness of a demographic or radio market.

Statements in this release that are not strictly historical, including the statements regarding expectations for 2012 and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These factors include, among other things, the current global economic recession and the upheaval in the credit markets and financial services industry, competition, our ability to develop and successfully market new products and technologies, our ability to successfully commercialize our Portable People Meter service, the growth rates and cyclicality of markets we serve, our ability to expand our business in new markets, the possibility that the transaction with Nielsen will not close or that the closing may be delayed, the possibility that Arbitron may be unable to obtain stockholder approval as required for the transaction or that the other conditions to the closing of the transaction may not be satisfied, the transaction may involve unexpected costs, liabilities or delays, the outcome of any legal proceedings related to the transaction, the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement, general economic conditions; conditions in the markets Nielsen and Arbitron are engaged in, behavior of customers, suppliers and competitors (including their reaction to the transaction), technological developments, as well as legal and regulatory rules affecting Nielsen’s and Arbitron’s business, the impact of increased costs of data collection including a trend toward increasing incidence of cell phone-only households, litigation and other contingent liabilities including intellectual property matters, our compliance with applicable laws and regulations and changes in applicable laws and regulations, our ability to achieve projected efficiencies, cost reductions, sales growth and earnings, and international economic, political, legal and business factors. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2011 Annual Report on Form 10-K. These forward-looking statements speak only as of the date of this release and the Company does not assume any obligation to update any forward-looking statement.